Exhibit 99.1

Oplink Reports Third Quarter Fiscal 2009 Financial Results

Fremont, Calif., — April 23, 2009 — Oplink Communications, Inc. (Nasdaq: OPLK), a leading provider of photonic components, intelligent modules and subsystem solutions, today reported financial results for its third quarter of fiscal 2009, which ended March 31, 2009.

Revenue for the quarter was $30.8 million, compared to revenue of $37.6 million reported for the second quarter of fiscal 2009. GAAP net loss for the third quarter was $114,000, or $0.01 per share. This compares to a GAAP net loss of $10.5 million, or $0.51 per share, reported for the second quarter of fiscal 2009.

Non-GAAP net income for the quarter was $2.1 million, or $0.10 per diluted share, which excludes $1.3 million in stock-based compensation and $950,000 in amortization of intangibles. This compares to non-GAAP net income of $2.6 million, or $0.12 per diluted share, reported in the prior quarter, which excluded $10.8 million in goodwill impairment and other costs, $1.4 million in stock-based compensation and $954,000 in amortization of intangibles, reported in the prior quarter.

Oplink generated $13.0 million in cash from operations during the quarter and closed the quarter with cash, cash equivalents and short and long-term investments of $157.1 million, an increase of $10.3 million from the prior quarter.

“We continue to place a high emphasis on generating positive cash flow,” commented Joe Liu, President and CEO of Oplink. “Despite the decline in revenue, we were able to generate cash from operations during the quarter due to our ability to scale our cost structure to respond to changes in demand. Looking forward, design-in activity with customers remains high, and we believe that revenue may be stabilizing at current levels. We remain optimistic about Oplink’s long-term prospects and our ability to build on our position as the leading passive optical supplier.”

June Quarter Business Outlook

For the quarter ending June 30, 2009, the Company expects to report revenues of between $28 million and $32 million and GAAP net loss per share of approximately $0.03 to $0.08. On a non-GAAP basis, excluding stock-based compensation, amortization of intangible assets, restructuring charges and other non-cash or non-recurring charges, if any, the Company expects earnings per diluted share for the quarter ending June 30, 2009 of approximately $0.05 to $0.10.

Conference Call Information

The Company will host a conference call and live webcast at 2:00 p.m. Pacific Time today, April 23, 2009. To access the conference call, dial 800-257-1927 or 303-262-2053 (outside the U.S. and Canada). The webcast will be available live on the Investor Relations section of the Company’s corporate website at http://investor.oplink.com and via replay beginning approximately two hours after the completion of the call until the Company’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 4:00 p.m. Pacific Time on April 23, 2009 until 11:59 p.m. Pacific Time on April 30, 2009, by dialing 800-405-2236 or 303-590-3000 (outside the U.S. and Canada) and entering pass code 11130531#.

Non-GAAP Financial Measures

In this earnings release and during the earnings conference call and webcast as described above, Oplink will discuss certain non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A reconciliation between non-GAAP and GAAP measures can be found in the accompanying tables. Oplink believes that, while these non-GAAP measures are not a substitute for GAAP results, they provide a basis for evaluating the Company’s cash requirements for ongoing operating activities. These non-GAAP measures have been reconciled to the nearest GAAP measure as required under Securities and Exchange Commission rules.

About Oplink

Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components, modules and subsystems. The Company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai, China. In addition, Oplink maintains optical-centric front-end design, application, and customer service functions at its offices in Fremont and Calabasas, California and has research facilities in Zhuhai and Wuhan, China and Hsinchu Science-Based Industrial Park in Taiwan. The Company’s customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, Photonic Foundry services incorporating its subsystems manufacturing capabilities. To learn more about Oplink, visit its web site at: http://www.oplink.com/.

Cautionary Statement

This news release contains forward-looking statements, including without limitation the guidance given for anticipated results for the fourth quarter of fiscal year 2009, that involve risks and uncertainties that may cause results to differ substantially from expectations. These risks include, but are not limited to, the potential for a further and sustained downturn in the telecommunications industry or the overall economy in the United States and other parts of the world, possible further reductions in customer orders, Oplink’s reliance upon third parties to supply components and materials for its products, intense competition in Oplink’s target markets and potential pricing pressure that may arise from changing supply or demand conditions in the industry, and other risks detailed from time to time in Oplink’s periodic reports filed with the Securities and Exchange Commission, including the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The foregoing information represents Oplink’s outlook only as of the date of this press release, and Oplink undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Investor Relations:

Erica Abrams
415-217-5864
erica@blueshirtgroup.com

Matthew Hunt
415-489-2194
matt@blueshirtgroup.com

###

(TABLES TO FOLLOW)

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	June 30,
	2009	2008
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$82,559	$72,001
Short-term investments	64,552	50,077
Accounts receivable, net	24,278	34,200
Inventories	13,966	27,950
Prepaid expenses and other current assets	5,726	4,949

Total current assets	191,081	189,177

Long-term investments	10,000	20,003
Property, plant and equipment, net	31,406	34,206
Goodwill and intangible assets, net	9,800	23,487
Other assets	1,780	1,867

Total assets	$244,067	$268,740

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,902	$16,014
Accrued liabilities and other current liabilities	12,112	12,756
Accrued transitional costs for contract manufacturing	160	341
Restructuring accrual	—	370

Total current liabilities	17,174	29,481

Non-current liabilities	966	989

Total liabilities	18,140	30,470

Stockholders’ equity	225,927	238,270

Total liabilities and stockholders’ equity	$244,067	$268,740

(1) The June 30, 2008 condensed consolidated balance sheet has been derived from audited consolidated financial statements at that date.

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31	March 31	March 31	March 31
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$30,805	$40,836	$111,368	$138,930

Cost of revenues:
Cost of revenues	22,018	37,464	87,602	112,499
Stock compensation expense	108	103	352	346

Total cost of revenues	22,126	37,567	87,954	112,845

Gross profit	8,679	3,269	23,414	26,085

Operating expenses:
Research and development	2,477	3,325	8,544	11,367
Sales and marketing	1,817	2,461	6,019	8,104
General and administrative	2,331	3,141	7,699	11,159
Impairment charge and other costs	—	69	10,829	695
Transitional costs for contract manufacturing	—	547	—	1,834
Merger fees	—	(371)	—	5,618
Stock compensation expense	1,142	1,185	3,833	6,216
Amortization of intangible and other assets	412	433	1,236	1,100

Total operating expenses	8,179	10,790	38,160	46,093

Income (loss) from operations	500	(7,521)	(14,746)	(20,008)
Interest and other income, net	327	1,513	2,511	6,665
(Loss) gain on disposal of assets	(212)	2,433	(667)	2,393

Income (loss) before minority interest and provision for income taxes	615	(3,575)	(12,902)	(10,950)
Minority interest in loss of consolidated subsidiaries	—	—	—	5,891
Provision for income taxes	(729)	(365)	(1,170)	(908)

Net loss	$(114)	$(3,940)	$(14,072)	$(5,967)

Net loss per share:
Basic and diluted	$(0.01)	$(0.19)	$(0.68)	$(0.27)

Shares used in per share calculation:
Basic and diluted	20,468	20,633	20,637	21,811

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31	March 31	March 31	March 31
	2009	2008	2009	2008
Reconciliation of GAAP net loss to non-GAAP net income:
Net loss, GAAP	$(114)	$(3,940)	$(14,072)	$(5,967)

Adjustments to measure non-GAAP:
Related to cost of revenues:
Provision for excess and obsolete inventory	—	6,383	4,065	6,383
Merger fees	—	—	—	239
Stock compensation expense	108	103	352	346
Amortization of intangible and other assets	538	543	1,622	1,281

Total related to cost of revenues	646	7,029	6,039	8,249

Related to operating expenses:
Impairment charge and other costs	—	69	10,829	695
Transitional costs for contract manufacturing	—	547	—	1,834
Merger fees	—	(371)	—	5,618
Stock compensation expense	1,142	1,185	3,833	6,216
Amortization of intangible and other assets	412	433	1,236	1,100

Total related to operating expenses	1,554	1,863	15,898	15,463

Gain on sale/disposal of assets	—	(2,433)	—	(2,433)
Minority interest in loss of consolidated subsidiaries	—	—	—	(4,217)

Total related to net income (loss)	2,200	6,459	21,937	17,062

Non-GAAP net income	$2,086	$2,519	$7,865	$11,095

Net income per share, non-GAAP:
Basic	$0.10	$0.12	$0.38	$0.51

Diluted	$0.10	$0.12	$0.37	$0.49

Shares used in per share calculation:
Basic	20,468	20,633	20,637	21,811

Diluted	20,761	21,239	21,026	22,748

Reconciliation of GAAP gross profit to non-GAAP gross profit:
GAAP gross profit	$8,679	$3,269	$23,414	$26,085
Provision for excess and obsolete inventory included in cost of revenues	—	6,383	4,065	6,383
Merger fees included in cost of revenues	—	—	—	239
Stock compensation expense included in cost of revenues	108	103	352	346
Amortization of intangible and other assets included in cost of revenues	538	543	1,622	1,281

Non-GAAP gross profit	$9,325	$10,298	$29,453	$34,334

GAAP gross margin rate	28.2%	8.0%	21.0%	18.8%
Non-GAAP gross margin rate	30.3%	25.2%	26.4%	24.7%

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended
	March 31	March 31
	2009	2008
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(14,072)	$(5,967)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,327	7,847
Stock compensation expense	4,185	6,562
Provision for excess and obsolete inventory	4,065	6,383
Impairment charge and other costs	10,829	695
Loss (gain) on sale or disposal of assets	667	(2,393)
Minority interest in loss of consolidated subsidiaries	—	(5,891)
Other	(703)	(511)
Change in assets and liabilities	7,481	(3,152)

Net cash provided by operating activities	20,779	3,573

Cash flows from investing activities:
Net (purchases) sales of investments	(4,165)	65,174
Net (purchases) sales of property and equipment	(2,952)	20,404
Net sales of cost investments	—	4,600
Acquisition of businesses, net of cash acquired	—	(81,445)

Net cash (used in) provided by investing activities	(7,117)	8,733

Cash flows from financing activities:
Proceeds from issuance of common stock	846	2,514
Repurchase of common stock	(3,356)	(40,000)

Net cash used in financing activities	(2,510)	(37,486)

Effect of exchange rate changes on cash and cash equivalents	(594)	14

Net increase (decrease) in cash and cash equivalents	10,558	(25,166)

Cash and cash equivalents, beginning of period	72,001	111,600

Cash and cash equivalents, end of period	$82,559	$86,434